Exhibit 10.1

Execution Copy

364-DAY CREDIT AGREEMENT

dated as of January 21, 2009

among

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.
as Borrower,

HELMERICH & PAYNE, INC.
as Parent,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders

and

BANK OF AMERICA, N.A.
as Documentation Agent

$105,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Sole Lead Arranger and Bookrunner

i

(continued)

(continued)

(continued)

Section 9.16	USA PATRIOT ACT Notice	53

(continued)

EXHIBITS:

Exhibit A	-	Assignment and Assumption
Exhibit B	-	Compliance Certificate
Exhibit C	-	Guaranty
Exhibit D	-	Notice of Borrowing
Exhibit E	-	Notice of Conversion or Continuance

SCHEDULES:

Schedule I	–	Pricing Schedule
Schedule II	–	Commitments
Schedule III	–	Notice Information
Schedule 4.11	–	Subsidiaries
Schedule 6.12	–	ERISA

v

364-DAY CREDIT AGREEMENT

This 364-DAY CREDIT AGREEMENT dated as of January 21, 2009 (“Agreement”) is among (a) Helmerich & Payne International Drilling Co., a Delaware corporation (“Borrower”), (b) Helmerich & Payne, Inc., a Delaware corporation (“Parent”), (c) the Lenders (as defined below), and (d) Wells Fargo Bank, National Association, as the Administrative Agent (as defined below) for the Lenders.

The parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1                                   Certain Defined Terms.  As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings:

“Acquisition” means the purchase by the Parent or any of its Subsidiaries of any business, including the purchase of associated assets or operations or the Equity Interests of a Person.

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1.50%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.50%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article VIII and any successor agent pursuant to Section 8.6.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means the advance by a Lender to the Borrower pursuant to Section 2.1(a) and refers to either a Base Rate Advance or a Eurodollar Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Margin” means, at any time, with respect to each Type of Advance, the percentage rate per annum which is applicable at such time with respect to such Advance as set forth in Schedule I.

“Applicable Percentage” means, with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments of the Lenders at such time or (ii) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender’s Commitment most recently in effect to the aggregate Commitments most recently in effect, in each case, after giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent and in substantially the form set forth in Exhibit A.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate as provided in Section 2.7(a).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders pursuant to Section 2.1(a), Converted by each Lender to Advances of a different Type pursuant to Section 2.3(b), or continued by each Lender pursuant to Section 2.3(b).

“Business Day” means any day (a) other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, Texas or Colorado and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, state and local analogs, and all rules and regulations and requirements thereunder.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the first date all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 9.2.

“Code” means the Internal Revenue Code of 1986, and the regulations and published interpretations thereof.

“Commitment” means, for any Lender, the amount set opposite such Lender’s name on the Schedule II hereof as its Commitment, or if such Lender has entered into any Assignment and Assumption, as set forth for such Lender as its Commitment in the applicable Register, as such amount may be reduced pursuant to Section 2.1.  The initial aggregate amount of the Commitments on the date hereof is $105,000,000.

“Compliance Certificate” means a compliance certificate executed by a senior financial officer of the Parent in substantially the same form as Exhibit B.

“Contingent Debt” means, with respect to any Person, without duplication, any contingent liabilities, obligations or indebtedness of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), including (a) any obligations or similar undertakings to guarantee any Debt of any other Person in any manner, whether direct or indirect, and including any obligation to purchase any such Debt or any Property constituting security therefor, to advance or provide funds or other support for the payment or purchase of any such Debt or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Debt of such other Person, to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Debt, or otherwise to assure or hold harmless the holder of such Debt against loss in respect thereof, (b) obligations to indemnify other Persons against liability or loss, to the extent not arising in the ordinary course of business, and (c) warranty obligations and other contractually assumed obligations, to the extent not arising in the ordinary course of business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).

“Credit Documents” means this Agreement, the Notes, the Guaranty, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.  For purposes of this definition:

(a) “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(b) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the Eurodollar Rate.

(c) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, adjusted by the Administrative Agent for expected changes in such reserve percentage during a one (1) month period.

“Debt” means, for any Person, without duplication:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owed by such Person, whether or not the obligation secured thereby has been assumed, (g) all Contingent Debt of such Person with respect to Debt of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Arrangements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, repurchase, redemption or other acceleration any time during the period ending one year after the term of the Agreement, (l) the principal portion of all obligations of such Person under Synthetic Leases, and (m) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” means, without duplication, for the Parent and its consolidated Subsidiaries, the sum of (a) its  Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization and other non-recurring, non-cash charges and other non-cash extraordinary items for such period minus (c) to the extent included in determining Net Income, non-recurring gains (including gains on the sale of Marketable Securities), in each case determined in accordance with GAAP; provided that such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.6, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither the Parent nor an Affiliate of the Parent shall qualify as an Eligible Assignee.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C.  9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate as provided in Section 2.7(b).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (a) the London interbank offered rate for deposits in Dollars appearing on Reuters Reference LIBOR01 as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period), and (b) if the rate as determined under clause (a) is not available at such time for any reason, then the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12.  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Subsidiary to any Lender Party hereunder or under any other Credit Document, provided that such Lender and the Administrative Agent shall have complied with Section 2.12(d)(iii).

“Existing Credit Agreement” means the Credit Agreement dated as of December 18, 2006, as heretofore amended, among the Parent, the Borrower, the lenders party thereto and Wells Fargo, as administrative agent.

“Existing Guarantors” means the guarantors (other than the Parent) that are party to the “Guaranty” under and as defined in the Existing Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative

Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain fee letter dated November 10, 2008 among the Parent, the Borrower and Wells Fargo.

“Financial Statements” means, for any period, the consolidated financial statements of the Parent and its consolidated Subsidiaries, including statements of income, retained earnings and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.

“Forward Sale Contract” means a prepaid forward sale agreement in which the Borrower receives an up-front payment in exchange for a commitment to deliver securities in the future, with the number of shares to be delivered varying with the share price at maturity.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Debt of the Parent and its consolidated Subsidiaries of the types described in clauses (a), (b), (c), (d), (f), (g), (h), (j), (l) and (m) of the definition of “Debt” (but with respect to Debt described such clauses (f) and (g), only to the extent such Debt relates to the types of Debt described above and excluding any intercompany Debt of the Parent and its Subsidiaries).

“Funded Leverage Ratio” means, as of the end of any fiscal quarter, the ratio (expressed as a percentage) of (a) all Funded Debt, minus the aggregate amount of any Funded Debt incurred as the direct result of Forward Sale Contracts relating to securities held in the Investment Portfolio, as long as such Funded Debt is fully secured by Marketable Securities, to (b) the sum of (i) all Funded Debt plus (ii) the consolidated Net Worth of the Parent, each as of the last day of such fiscal quarter.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.2.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means the Parent and any Person that now or hereafter executes a Guaranty or a joinder or supplement to a Guaranty.

“Guaranty” means a guaranty substantially in the form of Exhibit C made by the Parent, the Existing Guarantors and the Material Subsidiaries of the Borrower party thereto from time to time in favor of the Administrative Agent for the benefit of the Lender Parties.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.1.

“Interest Expense” means, for any period and with respect to any Person, total interest expense (net of interest income) whether paid or accrued, including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Obligations, the interest component under Capital Leases and net costs under Hedge Arrangements, all as determined in conformity with GAAP.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3.  The duration of each such Interest Period shall be one, three, or six months, in each case as the Borrower may select, provided that:

(a)               Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b)              whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c)               any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Investment Portfolio” means the Marketable Securities and cash or cash equivalents maintained by the Parent or any of its Subsidiaries, each which otherwise complies with the terms of the Parent’s investment policy.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, treaty, code, administrative or judicial precedents or authorities, regulation (or official interpretation of any of the foregoing) of, and the terms of any license, authorization or permit issued by, and any agreement with, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Parties” means the Lenders and the Administrative Agent.

“Lenders” means the Persons listed on Schedule II and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Majority Lenders” means Lenders holding at least 51% of the Commitments or, if the Commitments have been terminated, expired or reduced to $0, then Lenders holding at least 51% of the Outstandings.

“Marketable Securities” means readily marketable publicly-traded securities, including any stock or other equity security publicly-traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ) and, if approved by the Administrative Agent, any other stock traded on a recognized over-the-counter market.

“Material Adverse Change” means a material adverse change (a) in the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Parent and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Document or the rights, benefits or remedies of the Administrative Agent or the Lenders under any Credit Document; or (c) on the Parent’s, the Borrower’s or any other Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranty or any other Credit Document.

“Material Subsidiary” means, as of a determination date, any Domestic Subsidiary whose (a) EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP, or (b) book value of total assets as established in accordance with GAAP, is equal to or greater than 5% of any of the Parent’s (i) consolidated EBITDA for the immediately preceding fiscal quarter as determined in accordance with GAAP or (ii) consolidated book value of total assets as established in accordance with GAAP, and in each case as reflected in the Financial Statements covering such immediately preceding fiscal quarter and delivered to the Administrative Agent and the Lenders pursuant to the terms hereof.

“Maturity Date” means the earlier of (a) January 19, 2010 or such other extended maturity date if maturity is extended pursuant to Section 2.1(c), and (b) the earlier termination in whole of the Commitments pursuant to Article VII.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Net Worth” means as of the date of its determination, consolidated shareholders’ equity of the Parent and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Non-Extending Lender” has the meaning specified in Section 2.1(c).

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Credit Party.

“Nonordinary Course Asset Sales” means, any sales, conveyances, or other transfers of Property made by the Parent or any Subsidiary (a) of any division of the Parent or any Subsidiary, (b) of the Equity Interest in a Subsidiary by the Parent or any other Subsidiary or (c) of any assets of the Parent or any Subsidiary, whether in a transaction or related series of transactions, outside the ordinary course of business.

“Note” means a promissory note of the Borrower payable to the order of a Lender, in the amount of such Lender’s Commitment, in the form provided by the Administrative Agent and acceptable to the Borrower.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D or such other form as shall be reasonably approved by the Administrative Agent.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit E or such other form as shall be reasonably approved by the Administrative Agent.

“Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any Credit Party to any Lender or Administrative Agent under this Agreement and the Credit Documents, including all interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any increases, extensions, and rearrangements of any of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Outstandings” means, as of any date of determination, the aggregate outstanding amount of all Advances.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.6.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office as its prime rate, which rate may not be the lowest rate of interest charged by the  Administrative Agent to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Register” has the meaning set forth in Section 9.6(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of such Person, or warrants, options or other rights to purchase such Equity Interests.

“Same Day Funds” means immediately available funds.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent and shall include the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.  Notwithstanding the foregoing, a standard termination of a Plan under Section 4041(b) of ERISA shall not constitute a Termination Event.

“Type” has the meaning set forth in Section 1.3.

“United States” means the United States of America.

“Voting Securities” means (a) with respect to any corporation, capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

Section 1.2                                   Accounting Terms; Changes in GAAP.

(a)               Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent Financial Statements delivered pursuant to Section 5.2.

(b)              Unless otherwise indicated, all Financial Statements of the Parent, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Parent and its Subsidiaries in accordance with GAAP.

Section 1.3                                   Types of Advances.  Advances are distinguished by “Type”.  The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Advance or a Base Rate Advance.

Section 1.4                                   Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)               Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

ARTICLE II
CREDIT FACILITIES

Section 2.1                                   Commitments.

(a)               Commitment.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make to the Borrower on the Closing Date, a single advance term loan, on a non-revolving basis, in an amount equal to such Lender’s Commitment.  The Borrower may not reborrow any Advances that have been prepaid or repaid.

(b)              [Reserved].

(c)               Extension of Maturity Date.

(i)                                     Requests for Extension.  The Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Lenders), given no earlier than 45 days and no later than 30 days prior to the Maturity Date in effect hereunder (the “Existing Maturity Date”), make a one-time request that each Lender extend such Lender’s Maturity Date for an additional 364 days from the Existing Maturity Date.  The date on which the Administrative Agent provides to the Lenders the notice referenced above is hereinafter referred to as the “Notice Date.”

(ii)                                  Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than 15 days after the Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension and any Lender that does not so advise the Administrative Agent on or before the date that is 15 days after the Notice Date shall be deemed to be a Non-Extending Lender.  Each Lender that determines not to so extend its Maturity Date shall be referred to herein as a “Non-Extending Lender”.  Each Lender that determines to extend its Maturity Date shall be referred to herein as an “Extending Lender”.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(iii)          Additional Commitment Lenders.  The Borrower shall have the right on or before the Existing Maturity Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(iv)          Minimum Extension Requirement.  If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(v)           Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless: (A) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto, and the Borrower shall have delivered a certificate or agreement certifying such to the Administrative Agent; (B) the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and the Borrower shall have delivered a certificate or agreement certifying such to the Administrative Agent; (C) the receipt by the Administrative Agent of such evidence of appropriate authorization on the part of the Borrower with respect to such extension as the Administrative Agent may reasonably request; (D) on the Maturity Date (without giving effect to any extension) of each Non-Extending Lender, the Borrower shall repay any Advances outstanding on such date (and pay any additional amounts required pursuant to Section 2.11) and any other Obligations owing to such Non-Extending Lender to each such Non-Extending Lender and the Commitments of the Non-Extending Lenders shall be terminated; and (E) the Borrower shall prepay any Advances outstanding on such date (and pay any additional amounts required pursuant to Section 2.11) to the extent necessary to keep outstanding Advances ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(vi)          Conflicting Provisions.  This Section shall supersede any provisions in Section 2.11(f) or 9.2 to the contrary.

Section 2.2            Evidence of Indebtedness.  The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent.  The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive, absent manifest error, of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Advances to the

Borrower in addition to such accounts or records.  Each Lender may attach schedules to such Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances and payments with respect thereto.

Section 2.3            Borrowings; Procedures and Limitations.

(a)     Notice of Borrowings.  Each Borrowing shall be made pursuant to a Notice of Borrowing and given by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurodollar Advance, and by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) one Business Day before the date of the proposed Borrowing in the case of a Base Rate Advance.  The Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by facsimile.  Each Notice of Borrowing shall be by facsimile specifying the (i) requested date of such Borrowing (which shall be a Business Day), (ii) requested Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the Interest Period for such Advances.  In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.7, as applicable.  Each Lender shall before 11:00 a.m. (Houston, Texas time) on the date of the proposed Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.7, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Applicable Percentage of such Borrowing.  Promptly upon the Administrative Agent’s receipt of such funds (but in any event not later than 3:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

(b)     Conversions and Continuations.  In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section,  the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 p.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Advances to Base Rate Advances, and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurodollar Advances.  Each such Notice of Conversion or Continuation shall be in writing or facsimile, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (D) in the case of a Conversion to, or a continuation of, Eurodollar Advances, the requested Interest Period.  Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurodollar Advances, notify each applicable Lender of the applicable interest rate under Section 2.7, as applicable.  The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)     Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i)            At no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Advances.

(ii)           The Borrower may not select Eurodollar Advances for any Borrowing to be made, Converted or continued if a Default or Event of Default has occurred and is continuing.

(iii)          If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurodollar Advances, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars in the applicable interbank market, then (1) such Lender’s Applicable Percentage of the amount of such Borrowing shall be made as a Base Rate Advance of such Lender, (2) such Base Rate Advance shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Advances comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, continue, or Convert to, Eurodollar Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(iv)          If the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(v)           If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that (A) the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurodollar Advance, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(vi)          If the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if such affected Advances are existing Advances, will be Converted into Base Rate Advances at the end of Interest Period then in effect.

(d)     Notices Irrevocable.  Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e)     Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)      Funding by Lenders; Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Advances, or prior to noon on the date of any Borrowing of Base Rate Advances, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.3 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the requested Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

Section 2.4            Prepayments.  No Borrower shall have any right to prepay any principal amount of any Advance except as provided in this Section 2.4.

(a)     Optional.  The Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.9 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date; provided that each optional partial prepayment of a Borrowing shall be in a minimum amount not less than $3,000,000 and in multiple integrals of $1,000,000 in excess thereof.

(b)     [Reserved].

(c)     Interest; Costs.  Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date.

Section 2.5            Repayment.

(a)     Advances.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Lender the aggregate outstanding principal amount of all Advances on the Maturity Date.

Section 2.6            Fees.  The Borrower agrees to pay Wells Fargo the fees as set forth in the Fee Letter.

Section 2.7            Interest.

(a)     Base Rate Advances.  Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period, provided that while an Event of Default is continuing the Base Rate Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2%.  The Borrower shall pay to Administrative Agent for the ratable benefit of each Lender all accrued but unpaid interest on such Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on March 31, 2009, and on the Maturity Date; provided that if an Event of Default is continuing, interest shall be payable on demand.

(b)     Eurodollar Advances.  Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period; provided that while an Event of Default is continuing, each Eurodollar Advance shall bear interest at the Eurodollar Rate in effect from time to time plus the Applicable Margin plus 2%.  The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid in full, and on the Maturity Date; provided that if an Event of Default is continuing, interest shall be payable on demand.

(c)   Other Amounts Overdue.  If any amount payable under this Agreement other than the Advances is not paid when due and payable, including accrued interest and fees, then such overdue amount shall accrue interest thereon due and payable on demand at a rate per annum equal to the lesser of (i) Adjusted Base Rate plus two percent (2%) and (ii) the Maximum Rate, from the date such amount became due until the date such amount is paid in full.

Section 2.8            Illegality.  If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

Section 2.9            Breakage Costs.

(a)     Funding Losses.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower hereby indemnifies each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurodollar Advance to be made by such Lender as part of such Borrowing when such Eurodollar Advance as a result of such failure, is not made on such date.

(b)     Prepayment Losses.  If (i) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any prepayment, payment pursuant to Section 2.4, the acceleration of the maturity of the Obligations, or for any other reason, (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, or (iii) any failure by the Borrower to make payment of any Advance; the Borrower shall, within 10 days of any written demand sent by the Administrative Agent on behalf of a Lender to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined in good faith by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.10         Increased Costs.

(a)     Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.10(e));

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make or accept and purchase any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Adequacy.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)     Additional Reserve Requirement.  The Borrower shall pay to each Lender Party, (i) as long as such Lender Party shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as Eurocurrency Liabilities), additional interest on the unpaid principal amount of each Eurodollar Advance equal to the actual costs of such reserves allocated to such Advance by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender Party shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Advances, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitments or Advances by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), which in each case, shall be due and payable on each date on which interest is payable on such Advance.

Section 2.11         Payments and Computations.

(a)     Payments.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.   Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds.  Subject to Section 2.3(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b)     Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)     Payment Procedures. The Borrower shall make each payment of any amount under this Agreement and under any other Credit Document not later than 11:00 a.m. (Houston, Texas time) on the day when due to the Administrative Agent at the Administrative Agent’s address (or such other location as the Administrative Agent shall designate in writing to the Borrower) in Same Day Funds.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to any specific Lender Party pursuant to Sections 2.8, 2.9, 2.10, 2.12, and 9.1 but after taking into account payments effected pursuant to Section 2.11(f)) in accordance with each Lender’s Applicable Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of other amounts due solely to the Administrative Agent, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)     Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)     Computations.  All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365/366 days for Base Rate Advances and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(f)      Sharing of Payments, Etc.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff, counterclaim or otherwise against the Borrower or any other Credit Party, obtain payment (voluntary or involuntary) in respect of any Advance, as a result of which the unpaid portion of its Advances shall be proportionately less than the unpaid portion of the Advances, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Advances so that the aggregate unpaid amount of the Advances held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Advances then outstanding as the amount of its Advances prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Advances outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.11 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.12         Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(a)     Payment of Other Taxes by the Borrower.  Without limiting the provisions of the terms set forth in this Section above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)     Indemnification by the Borrower.  The Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, in any case, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)     Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)     Status of Lenders.

(i)            Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the Closing Date (or upon becoming a Lender by assignment or participation) and at any time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)                duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B)                 duly completed copies of Internal Revenue Service Form W-8ECI,

(C)                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D)                 Any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)          Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under any Legal Requirement of any other jurisdiction, duly executed and completed by such Lender, as are required under such Legal Requirements to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.

(iv)          Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Legal Requirements of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

(e)     Treatment of Certain Refunds.  If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section,  it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.13         Mitigation Obligations.  If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or suspends its obligation to continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.3(c)(iii) or Section 2.8, then such Lender (an “Affected Lender”) shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Affected Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future or if applicable, would avoid the effect of Section 2.3(c)(iii) or Section 2.8, (ii) would not subject such Affected Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment.  Further, in the event of any such circumstances Borrower shall have the right to replace the Affected Lender with one or more Eligible Assignees in which event, not later than 30 Business Days after notice to the Administrative Agent and the Affected Lender designating the Eligible Assignee or Assignees and the percentage interest in the Affected Lender’s interest to be assigned to each Eligible Assignee or Assignees, (i) the Affected Lender and the designated Eligible Assignee or Assignees shall enter into an Assignment and Assumption Agreement and otherwise conclude such assignment in accordance with the provisions of Section 9.6(a), and (ii) each Eligible Assignee shall remit to the Affected Lender, in immediately available funds, an amount equal to the product of (a) the percentage interest of the Affected Lender’s interest being assigned and (b) the outstanding principal, accrued interest, fees and other Obligations owed by the Borrower to the Affected Lender hereunder.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1            Conditions Precedent to Initial Advance.  The obligation of each Lender to make its Advance hereunder is subject to satisfaction of the following conditions precedent:

(a)     Documentation.  The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)            this Agreement and all attached Exhibits and Schedules;

(ii)           the Notes payable to the order of each Lender, as requested by such Lender;

(iii)          the Guaranty;

(iv)          a certificate from a Responsible Officer of the Borrower dated as of the date hereof stating that as of such date (A) all representations and warranties of the Credit Parties set forth in this Agreement are true and correct in all material respects and (B) no Default has occurred and is continuing;

(v)           a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, and (C) organizational documents;

(vi)          certificates of good standing for each Credit Party in (a) the state, province or territory in which each such Person is organized and (b) each state, province or territory in which such good standing is necessary except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change, which certificates shall be dated a date not earlier than 60 days prior to date hereof;

(vii)         an Oklahoma law legal opinion of McAfee & Taft, outside counsel to the Credit Parties, in form and substance substantially similar to the legal opinion of such firm delivered as a condition to closing of the Existing Credit Agreement;

(viii)        a legal opinion of Steven R. Mackey, General Counsel of the Parent, in form and substance substantially similar to the legal opinion of such firm delivered as a condition to closing of the Existing Credit Agreement; and

(ix)           such other documents, governmental certificates, and agreements as any Lender Party may reasonably request.

(b)     Representations and Warranties.  The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct on and as of the Closing Date before and after giving effect to the initial Borrowings, as though made on and as of such date.

(c)     No Default.  No Default shall have occurred and be continuing.

(d)     Payment of Fees.  The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Section 9.1 and the Fee Letter.

(e)     Other Proceedings.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f)      Material Adverse Change.  No event or circumstance that could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), prospects, or results of operations of the Parent and its Subsidiaries, taken as a whole, shall have occurred since September 30, 2008.

(g)     Solvency.  The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Parent certifying that, before and after giving effect to the initial Borrowings made hereunder, each Credit Party is Solvent.

(h)     Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly authorized officer of the Borrower.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower each hereby represents and warrants as follows:

Section 4.1            Organization.  Each of the Parent and its Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure could not reasonably be expected to result in a Material Adverse Change.

Section 4.2            Authorization.  The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any organizational documents of such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except notices to or filings with the SEC that may be required from time to time.  At the time of each Advance, such Advance and the use of the proceeds of such Advance are within the Borrower’s corporate powers, are been duly authorized by all necessary corporate action, don’t contravene (i) the Borrower’s organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3            Enforceability.  The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 4.4            Financial Condition.

(a)     The Parent has delivered to the Lenders the Financial Statements for the fiscal year ended September 30, 2008 and such Financial Statements are true and correct in all material respects and present fairly the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof.  As of the date of the financial statements referred in the preceding sentence, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)     Since September 30, 2008, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5            Ownership and Liens.  The Parent and each Subsidiary have good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

Section 4.6            True and Complete Disclosure.  All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Parent or a Subsidiary and furnished to any Lender Party for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time, in light of the circumstances under which they were made.  There is no fact known to any Responsible Officer of the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change.

Section 4.7            Litigation.  There are no actions, suits, or proceedings pending or, to the Borrower’s or the Parent’s knowledge, threatened against the Parent, the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change; provided that this Section 4.7 does not apply with respect to Environmental Claims.  Additionally, except as disclosed in writing to the Lender Parties, there is no pending or, to the best of the knowledge of the Borrower or the Parent, threatened action or proceeding instituted against the Parent, the Borrower or any Subsidiary which seeks to adjudicate the Parent, the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8            Compliance with Agreements.  Neither the Parent nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change.  Neither the Parent nor any Subsidiary is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Parent or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change.  No Default has occurred and is continuing.

Section 4.9            Pension Plans.  Except for matters that individually or in the aggregate could not reasonably be expected to result in a liability of greater than $25,000,000.00, (a) all Plans are in compliance in all material respects with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed upon the Parent, the Borrower or any Subsidiary under Section 4971 of the Code, (d) no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits, (f) neither the Parent nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (g) neither the Parent nor any member of the Controlled Group during the last six years has been a participating employer in a Multiemployer Plan during the last six years.  Based upon GAAP existing as of the date of this Agreement and current factual circumstances, neither the Parent nor the Borrower has any reason to believe that the annual cost during the term of this Agreement to the Parent, the Borrower or any Subsidiary for post-retirement benefits to be provided, except as required by law, to the current and former employees of the Parent, the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could reasonably be expected to result in a liability of greater than $25,000,000.00.

Section 4.10         Environmental Condition.  Except to the extent that any inaccuracy could not reasonably be expected to result in a Material Adverse Change:

(a)     Permits, Etc.  The Parent, the Borrower and the Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b)     Certain Liabilities.  None of the present or previously owned or operated Property of the Parent, the Borrower or any Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party or any Subsidiary, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response.

(c)     Certain Actions.  Without limiting the foregoing, (i) all notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Parent, the Borrower, any Subsidiary, or any Person’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Parent’s and the Borrower’s best knowledge, future liability, if any, of the Parent, the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws.

Section 4.11         Subsidiaries.  As of the Closing Date, the Parent does not have any Subsidiaries other than those listed on Schedule 4.11.  The Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.  Each Subsidiary, to the extent required, has complied with the requirements of Section 5.6.

Section 4.12         Investment Company Act.  Neither the Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  Neither the Parent nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13         Taxes.  Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower, any Subsidiary, or any member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding and for which full or adequate provisions therefor is included on the books of the appropriate member of the Tax Group.  Proper and accurate amounts have been withheld (including withholdings from employee wages and salaries relating to income tax and employment insurance) by the Parent, the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.  Timely payment of all material sales and use taxes required by applicable law have been made by the Parent, the Borrower and all other members of the Tax Group.

Section 4.14         Permits, Licenses, etc.  The Parent, the Borrower and each Subsidiary possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its respective business except where the failure to maintain the same could not reasonably be expected to result in a Material Adverse Change.  The Parent, the Borrower and each Subsidiary manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change.

Section 4.15         Use of Proceeds.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).  No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation  T, U or X.

Section 4.16         Condition of Property; Casualties.  The material Properties used or to be used in the continuing operations of the Parent, the Borrower or any Subsidiary, are in good working order and condition, normal wear and tear excepted, except for certain deficiencies that could not reasonably be expected to result in a Material Adverse Change.  Neither the business nor the material Properties of the Parent, the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17         Insurance.  The Parent, the Borrower and each Subsidiary carry insurance (which may be carried by the Parent on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable or customary given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid or any Lender shall have any Commitment hereunder, the Parent and the Borrower each agrees to comply with the following covenants.

Section 5.1            Organization.  The Parent shall, and shall cause each Subsidiary to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2            Reporting.

(a)     Annual Financial Reports.  The Parent shall provide, or shall cause to be provided, to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of each fiscal year of the Parent, but in any event no more than thirty days after the date required under Securities Laws for the filing of its Form 10-K, the unqualified audited annual Financial Statements, all prepared in conformity with GAAP consistently applied and all as audited by the Parent’s certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, together with a duly completed Compliance Certificate.

(b)     Quarterly Financial Reports.  The Parent shall provide to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of the first three fiscal quarters of each fiscal year of the Parent, but in any event no more than thirty days after the date required under Securities Laws for the filing of its Form 10-Q:  (i) an internally prepared Financial Statement as of the close of such fiscal quarter,  (ii) a comparison of such balance sheet and the related consolidated statements of income, retained earnings, and cash flow to the balance sheet and related consolidated statements of income, retained earnings, and cash flow for the corresponding fiscal period of the preceding fiscal year, (iii) any other such items as the Administrative Agent may reasonably request, all of which shall be certified as accurate by a senior financial officer of the Parent, and (iv) a duly completed Compliance Certificate.

(c)     Defaults.  The Parent shall provide to the Administrative Agent promptly, but in any event within three Business Days after knowledge of the occurrence thereof, a notice of each Default or Event of Default known to the Parent, the Borrower or to any other Subsidiary, together with a statement of a Responsible Officer of the Parent setting forth the details of such Default or Event of Default and the actions which the Parent, the Borrower or such other Subsidiary has taken and proposes to take with respect thereto.

(d)     Other Creditors.  The Parent shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Parent, the Borrower or by any other Subsidiary pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Debt in a principal amount equal to or greater than $10,000,000.

(e)     Litigation.  The Parent shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Parent, the Borrower or any other Subsidiary that could reasonably be expected to result in a Material Adverse Change.

(f)      Environmental Notices.  Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by the Parent, the Borrower or any other Subsidiary, the Parent shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $10,000,000, (ii) concerning any action or omission on the part of the Parent or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $10,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $10,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien (other than Permitted Lien) upon, against or in connection with the Parent, the Borrower or any other Subsidiary, or any of their leased or owned Property, wherever located.

(g)     Material Changes.  The Parent shall provide to the Administrative Agent prompt written notice of any condition or event of which the Parent, the Borrower or any other Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Parent, the Borrower or any other Subsidiary is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(h)     Termination Events.  As soon as possible and in any event (i) within 30 days after the Parent or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Parent or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Parent shall provide to the Administrative Agent a statement of a Responsible Officer of the Parent describing such Termination Event and the action, if any, which the Parent or any Affiliate of the Parent proposes to take with respect thereto;

(i)      Termination of Plans.  Promptly and in any event within five Business Days after receipt thereof by the Parent, the Borrower or any other member of the Controlled Group from the PBGC, the Parent shall provide to the Administrative Agent copies of each notice received by the Parent, the Borrower or any such other member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(j)      Other ERISA Notices.  (i) Promptly and in any event within five Business Days after receipt thereof by the Parent, the Borrower or any other member of the Controlled Group from a Multiemployer Plan sponsor, the Parent shall provide to the Administrative Agent a copy of each notice received by the Parent, the Borrower or any other member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Parent, the Borrower or any other member of the Controlled Group pursuant to Section 4202 of ERISA; (ii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Parent shall provide to the Administrative Agent written notice of an assumption by the Parent, any Subsidiary, or any member of the Controlled Group of an obligation to contribute to any Multiemployer Plan; and (iii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Parent shall provide to the Administrative Agent written notice of an acquisition by the Parent, any Subsidiary, or any member of the Controlled Group of an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(k)     Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by the Parent, the Borrower or any other Subsidiary, the Parent shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority if such modification, revocation or suspension could reasonably be expected to result in a Material Adverse Change;

(l)      Disputes; etc.  Promptly and in any event within five Business Days after knowledge thereof by the Parent, the Borrower or any other Subsidiary, the Parent shall provide to the Administrative Agent written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental

Authority, or disputes, or to the knowledge of the Parent, the Borrower or any other Subsidiary, any such actions threatened, or affecting the Parent, the Borrower or any other Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Parent, the Borrower or any other Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against the Parent, the Borrower or any other Subsidiary if such strike could reasonably be expected to result in a Material Adverse Change, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Parent, the Borrower or any other Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $10,000,000;

(m)    SEC.  Promptly after the same become publicly available, the Parent shall provide to the Administrative Agent copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Parent, the Borrower or any other Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent, the Borrower or any other Subsidiary to its shareholders generally, as the case may be; and

(n)     Other Information.  Subject to the confidentiality provisions of Section 9.8, the Parent shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Parent, the Borrower or any other Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a), (b), or (m) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule III; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the SEC’s website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) of the posting of any such documents.  The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3            Insurance.  The Parent shall, and shall cause each Subsidiary to, carry insurance (which may be carried by the Parent on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable or customary given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

Section 5.4            Compliance with Laws.  The Parent shall, and shall cause each Subsidiary to, comply with all federal, state, provincial, territorial and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of the Parent or such Subsidiary and maintain all related permits necessary for the ownership and operation of the Parent’s and such Subsidiary’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4 shall not prevent the Parent or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.

Section 5.5            Taxes.  The Parent shall, and shall cause each Subsidiary to pay and discharge all Taxes imposed on the Parent or any of its Subsidiaries, respectively, prior to the date on which penalties attach; provided that nothing in this Section 5.5 shall require the Parent or any of its Subsidiaries to pay any Tax which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

Section 5.6            Additional Guarantors.  On or before 45 days after the end of each fiscal quarter during which any Person becomes a Material Subsidiary, the Parent shall (a) cause such Subsidiary to execute and deliver to the Administrative Agent, a joinder to the Guaranty, and (b) cause such Subsidiary to deliver such evidence of corporate authority to enter into such Credit Documents and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)) as the Administrative Agent may reasonably request.  Notwithstanding the fact that the Existing Guarantors are executing and delivering the Guaranty in connection with the closing of this Agreement, the parties hereto acknowledge that, as of the Closing Date, such Existing Guarantors do not qualify as Material Subsidiaries.

Section 5.7            Records; Inspection.  The Parent shall, and shall cause each Subsidiary to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition.  From time to time upon reasonable prior notice, the Parent shall permit any Lender and shall cause each Subsidiary to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Parent or such Subsidiary, to, subject to any applicable confidentiality considerations, examine the books and records of the Parent or such Subsidiary, to visit and inspect the Property of the Parent or such Subsidiary, and to discuss the business operations and Property of the Parent or such Subsidiary with the officers and directors thereof.

Section 5.8            Maintenance of Property.  The Parent shall, and shall cause each Subsidiary to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted, except to the extent any failure to so maintain could not reasonable be expected to result in a Material Adverse Change; and shall abstain from, and cause each Subsidiary to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower and the Parent each agrees to comply with the following covenants.

Section 6.1            Debt.  The Parent shall not, nor shall it permit any Subsidiary to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt, unless the Parent shall be in compliance, on a pro forma basis after giving effect to such transactions, with the remaining covenants contained in this Article VI recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.

Section 6.2            Liens.  The Parent shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Parent, the Borrower or any other Subsidiary of the Parent, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following:

(a)     Liens securing the Obligations;

(b)     Liens imposed by law, such as materialmen’s, mechanics’, builder’s, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)     Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)     Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves for such items have been made in accordance with GAAP;

(e)     Liens arising from precautionary UCC financing statements regarding leases to the extent such leases are permitted hereby;

(f)      encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Parent, the Borrower or such other Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use to the extent such violation could reasonably be expected to result in a Material Adverse Change;

(g)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(h)     Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(i)      judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(j)      Liens securing Debt and not otherwise permitted under this Section 6.2; provided that (i) the aggregate principal amount of all Debt secured by such Liens does not exceed 15% of the Net Worth of the Parent and its consolidated Subsidiaries at any time, and (ii) the Parent, the Borrower and its Subsidiaries are in compliance with the covenants set forth in this Agreement, both before and after giving effect to each incurrence of such Debt; and

(k)     Liens securing the “Obligations” under, and as defined in, the Existing Credit Agreement; provided that, (i) the Borrower shall provide prior written notice to the Administrative Agent of the granting of such Liens and (ii) the Parent shall, or shall cause such Subsidiary to, prior to or simultaneously with the granting of such Liens, effectively secure all the Obligations under, and as defined in, this Agreement, equally and ratably with the “Obligations” under, and as defined in, the Existing Credit Agreement, by executing and delivering a mortgage, security agreement, pledge agreement and such other security documents with respect to the same collateral securing the Existing Credit Agreement to the Administrative Agent for the benefit of the Administrative Agent and the Lenders (or to the extent legally necessary to a trustee), each in form and substance satisfactory to the Administrative Agent; provided further that, this clause (ii) shall not apply to Liens on the “Cash Collateral Account” (as defined in the Existing Credit Agreement) and the funds held in such account.

Section 6.3            Investments.  The Parent shall not, nor shall it permit any Subsidiary to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a)     Investments consisting of the Investment Portfolio;

(b)     Investments consisting of Acquisitions permitted by Section 6.4;

(c)     investments by the Parent or any Subsidiary in the Parent or any of its wholly-owned Domestic Subsidiaries;

(d)     other investments, loans and advances in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than 20% of Net Worth at any time outstanding.

Section 6.4            Acquisitions.  The Parent shall not, nor shall it permit any Subsidiary to, make an Acquisition in a transaction or related series of transactions; provided that, an Acquisition may be made so long as no Default exists both before and after giving effect to such Acquisition.

Section 6.5            Agreements Restricting Liens; Negative Pledge.  The Parent shall not, nor shall it permit any Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, agreements governing secured Debt permitted by Section 6.2 to the extent such restrictions govern only the asset financed pursuant to such Debt and the Note Purchase Agreement dated as of  August 15, 2002 among the Parent, the Borrower and each of the purchasers party thereto and the Existing Credit Agreement) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6            Use of Proceeds.  The Borrower shall not, nor shall it permit any Subsidiary to use the proceeds of Advances for any purposes other than (a) the prepayment of outstanding advances under the Existing Credit Agreement, and (b) the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents.  The Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly use any part of the proceeds of Advances for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7            Corporate Actions; Fundamental Changes.

(a)     The Parent shall not, nor shall it permit any Credit Party to, merge, amalgamate or consolidate with or into any other Person, except that (i) the Parent may merge or amalgamate with any Person provided that (A) no Change in Control occurs and (B) immediately after giving effect to any such proposed transaction no Default would exist, (ii) the Borrower may merge or amalgamate with any of its wholly-owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and the Borrower is the surviving entity, (iii) the Borrower may merge or amalgamate with the Parent provided that immediately after giving effect to any such proposed transaction (A) no Default would exist, (B) the Parent executes an assumption agreement reasonably acceptable to the Administrative Agent pursuant to which the Parent shall assume the Obligations of the Borrower under this Agreement and the other Credit Documents and (C) the Parent shall deliver such evidence of corporate authority to enter into such assumption and favorable opinions of counsel as the Administrative Agent may reasonably request; and (iv) any Subsidiary of the Borrower may merge, amalgamate or be consolidated with or into any other Person, provided that immediately after giving effect to any such proposed transaction no Default would exist.

(b)     The Parent shall not, nor shall it permit any Credit Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), to any Person, (ii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iii) the Parent may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (other than the Borrower) (in each case, whether now owned or hereafter acquired), to any Person; provided, however that notwithstanding the foregoing, the Parent and its Subsidiaries, taken as whole, shall not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all/any substantial part of its assets (in each case, whether now owned or hereafter acquired).

Section 6.8            Sale of Assets.  The Parent shall not, nor shall it permit any Subsidiary to, sell, convey, or otherwise transfer any of its assets outside the ordinary course of business; provided that, any such sale, conveyance or transfer may be effected if (a) such sale, conveyance or transfer is for fair market value and in an arm’s length transaction, (b) no Default exists both prior to and after giving effect to such sale, conveyance or transfer and (c) such sale, conveyance or transfer is not prohibited under Section 6.7 above.

Section 6.9            Restricted Payments.  The Parent shall not, nor shall it permit any Subsidiary to make any Restricted Payments other than (a) Restricted Payments from any Subsidiary to the Borrower and (b) any other Restricted Payments if, at the time of the making of such Restricted Payments, a Default exists or a Default would result from the making of such Restricted Payment.

Section 6.10         Affiliate Transactions.  The Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Parent or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Parent and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

Section 6.11         Line of Business.  The Parent shall not, nor shall it permit any Subsidiary to, change the character of its business such that the principal business of the Parent and its Subsidiaries is not contract drilling substantially as conducted on the date of this Agreement.

Section 6.12         Compliance with ERISA.  Except for matters that individually or in the aggregate could not reasonably be expected to result in a liability of greater than $25,000,000.00, the Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly: (a) engage in any transaction in connection with which the Parent or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (c) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (d) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities except as shown on Schedule 6.12; (e) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (f) amend or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability such that the Parent, any Subsidiary or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.13         Hedging Arrangements.  The Parent shall not, nor shall it permit any Subsidiary to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Parent’s or its Subsidiaries’ operations, or (ii) obligates the Parent or any Subsidiary to any margin call requirements.

Section 6.14         Funded Leverage Ratio.  The Parent shall not permit the Funded Leverage Ratio, at the end of each fiscal quarter of the Parent commencing with the fiscal quarter ending March 31, 2009, to be greater than 50%.

Section 6.15         Interest Coverage Ratio.  The Parent shall not permit the ratio of, as of the last day of each fiscal quarter commencing with the fiscal quarter ending March 31, 2009, (a) the consolidated EBITDA of the Parent, for the four-fiscal period then ended, to (b) the consolidated Interest Expense of the Parent for the four-fiscal period then ended, to be less than 3.00 to 1.00.

ARTICLE VII
DEFAULT AND REMEDIES

Section 7.1            Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)     Payment Failure.  Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b)     False Representation or Warranties.  Any representation or warranty made or deemed to be made by any Credit Party or any Responsible Officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c)     Breach of Covenant.  (i) Any breach by any Credit Party of any of the covenants in Section 5.2(c), Section 5.2(d), or Article VI of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to the Borrower by any Lender Party or the date any Responsible Officer of the Parent, the Borrower or any other Subsidiary obtained actual knowledge thereof;

(d)     Guaranty.  Any provision in the Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranty; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)     Cross-Default. (i) The Parent, the Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $25,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (but excluding Debt constituting Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $25,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (other than Debt constituting Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt which is outstanding in a principal amount of at least $25,000,000.00 individually or when aggregated with all such Debt of such Persons so in default shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this subsection 7.1(e), the “principal amount” of the obligations in respect of any Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(f)      Bankruptcy and Insolvency.  (i) The Parent or the Borrower shall terminate its existence or dissolve or (ii) any Credit Party or any Subsidiary (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief under any Debtor Relief Law, (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive or (C) shall have had any order for relief entered by a court under any Debtor Relief Law;

(g)     Adverse Judgment.  The Parent or any Subsidiary suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $25,000,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(h)     Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Parent by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $25,000,000.00;

(i)      Plan Withdrawals.  The Parent or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $25,000,000.00; or

(j)      Parent.  The Parent ceases to own (free and clear of all Liens), either directly or indirectly, 100% of the Equity Interests in the Borrower.

(k)     Change in Control.  The occurrence of a Change in Control without the approval of the Majority Lenders.

Section 7.2            Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to Section 7.1(f)) shall have occurred and be continuing, then, and in any such event,

(a)     the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b)     the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranty or any other Credit Document by appropriate proceedings.

Section 7.3            Automatic Acceleration of Maturity.  If any Event of Default pursuant to Section 7.1(f) shall occur,

(a)     the obligation of each Lender to make Advances shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b)     the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Guaranty or any other Credit Document by appropriate proceedings.

Section 7.4            Set-off.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to the Administrative Agent or such Lender irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent or such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Administrative Agent, each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5            Remedies Cumulative, No Waiver.  No right, power, or remedy conferred to any Lender or Administrative Agent in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy.  No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender or Administrative Agent in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.  Any Lender or Administrative Agent may cure any Event of Default without waiving the Event of Default.  No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

Section 7.6            Application of Payments.

(a)     Prior to Event of Default.  Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement.

(b)     After Event of Default.  If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Obligations by the Administrative Agent in the following order and manner:

(i)            First, to payment of that portion of such Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.9, 2.10, and 2.12) payable by any Credit Party to the Administrative Agent in its capacity as such;

(ii)           Second, to payment of that portion of such Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Lender Parties

(including fees, charges and disbursements of counsel to the respective Lender Parties and amounts payable under Article II), ratably among Lender Parties;

(iii)          Third, to payment of that portion of such Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties;

(iv)          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Obligations payable by any Credit Party allocated ratably among the Lender Parties;

(v)           Fifth, to the remaining Obligations owed by any Credit Party including all Obligations for which the Parent is liable as a Guarantor, allocated among such remaining Obligations as determined by the Administrative Agent and the Majority Lenders and applied to such Obligations in the order specified in this clause (b); and

(vi)          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and all Commitments have been terminated, to Borrower or as otherwise required by any Legal Requirement.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Section 8.1            Appointment and Authority.  Each Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Parent, the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.2            Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3            Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other

Credit Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)     shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Parent, the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 7.1) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4            Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5            Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.6            Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the other Lender Parties and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the approval of the Borrower unless an Event of Default has occurred and is continuing, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed and shall have accepted such appointment within 30 days after Wells Fargo gives notice of its resignation, then Wells Fargo may on behalf of the Lenders, appoint a successor agent with the approval of the Borrower (such approval not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing.  Once a Person has accepted such appointment, then such resignation shall become effective in accordance with such notice and Wells Fargo shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Credit Documents.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Sections 9.1(b), (c), and (d) shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.7            Non-Reliance on Administrative Agent and Other Lenders.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8            No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the “Sole Lead Arranger,” “Bookrunner” or “Documentation Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)     Indemnification by the Borrower.  The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent, the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Parent, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent, the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, if the Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)     Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent).  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.3(e).

(d)     Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and each such party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.

(e)     Electronic Communications.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby unless such damages result from a breach of the confidentiality provisions of Section 9.8 or except where the same are a result of such party’s gross negligence or willful misconduct.

(f)      Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(g)     Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.2            Waivers and Amendments.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such agreement shall (a) increase the Commitment of any Lender without the written consent of such Lender, (b) increase the aggregate Commitments as in effect on the date hereof without the written consent of each Lender, (c) reduce the principal amount of any Advance (other than prepayments or repayments in accordance with the terms of this Agreement) or reduce the amount of or rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (d) postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (e) change Section 2.11(f), Section 2.3(e), Section 7.6, this Section 9.2 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (f) amend, modify or waive any provision in a manner that would alter the pro rata sharing of payments to or disbursements by Lenders required thereby, without the written consent of each Lender, (g) release any Guarantor from its obligation under any Guaranty without the written consent of each Lender or (h) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 9.3            Severability.  In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.4            Survival of Representations and Obligations.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Parent or the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.9, 2.10, 2.12(b), and 9.1(a), (b) and (d) and all of the obligations of the Lenders in Section 9.1(c) and Section 9.8 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.5            Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.6(a), (b) by way of participation in accordance with the provisions of Section 9.6(d) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(c) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.6            Lender Assignments and Participations.

(a)     Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)          any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that only one such processing fee is payable for the series of concurrent assignments to members of an Assignee Group or the series of concurrent assignments from members of an Assignee Group to a single Eligible Assignee or to an Eligible Assignee and members of its Assignee Group) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section,  from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such

Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.10, 2.12(b), 9.1(a), 9.1(b), 9.1(c), and 9.1(d) with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(b)     Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Denver, Colorado or Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)     Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Parent, any other Credit Party or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent, the Borrower or any of the Parent’s Affiliates or other Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of this Section 9.6 (that adversely affects such Participant).  Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 2.9, 2.10 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11(f) as though it were a Lender.

(d)     Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(d), in which case Section 2.12 shall be applied as if such Participant had become a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that, in no event shall such Participant be entitled to receive any greater payment under Section

2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(e)     Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7            Notices, Etc.

(a)     Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule III; (ii) if to the Administrative Agent, at the applicable address (or facsimile numbers) set forth on Schedule III; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Electronic Communications.

(i)            The Borrower, the Parent and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower, the Parent or any other Credit Party to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Parent, the Borrower, any other Subsidiary, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”); provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Borrower and the Parent each acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Administrative Agent and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative

Agent or any of its Affiliates in connection with the Platform.  Nothing in this Section 9.7(b) shall relieve the Administrative Agent or any Lender from their obligations under Section 9.8.

(ii)           Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)     Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.8            Confidentiality.  The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (the “Representatives”) (it being understood that the Representative to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent, the Borrower or any other Subsidiary and their respective obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party.  For purposes of this Section,  “Information” means all information received from the Parent, the Borrower or any other Subsidiary relating to the Parent, the Borrower or any other Subsidiary or any of their respective businesses, other than any such information that is available to Lender Party on a nonconfidential basis prior to disclosure by the Parent, the Borrower or any other Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Administrative Agent and each Lender agrees to be responsible for any breaches of this Section 9.8 by its Representatives.

Section 9.9            Business Loans.  The Borrower warrants and represents that the Obligations are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code.  At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

Section 9.10         Usury Not Intended.  It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas, the United States from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement.  In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement and all other Credit Documents, “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any other Credit Document; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Obligations, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of the Obligations owing to such Lender (or if all such Obligations shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Advances all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11         Usury Recapture.  In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Obligations shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Obligations equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement and the Obligations is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement or such Credit Document had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the applicable Lender Party an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on Obligations owed to it if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Obligations if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement or any Credit Document on Obligations owed to it.  In the event the any Lender Party ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Obligations, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12         Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower or any other Credit Party is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13         Governing Law; Submission to Jurisdiction.

(a)     Governing Law.  This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.  Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex.  Rev.  Civ.  Stat.  Ann.  Art.  5069, Ch.  15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect.

(b)     Submission to Jurisdiction.  The Parent and the Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or Texas state court sitting in Harris County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue.  The Borrower and the Parent irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process.  Each party hereto irrevocably consents to service of process in any manner permitted by applicable law.

Section 9.14         Execution and Effectiveness.

(a)     Execution in Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.   This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any state laws based on the Uniform Electronic Transactions Act.

Section 9.15         Waiver of Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.16         USA PATRIOT ACT Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Parent that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Parent, which information includes the name and address of the Borrower and the Parent and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Parent in accordance with the Act.  Promptly following a request from the Administrative Agent or a Lender, the Borrower and the Parent hereby agree to deliver all documentation and other information that the Administrative Agent or a Lender, as applicable, may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM

THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT.  THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank.  Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:	HELMERICH & PAYNE INTERNATIONAL
DRILLING CO.

By:
Douglas Fears
Executive Vice President and Chief Financial Officer

PARENT:	HELMERICH & PAYNE, INC.

By:
Douglas Fears
Executive Vice President and Chief Financial Officer

Signature page to 364-Day Credit Agreement

(Helmerich & Payne International Drilling Co.)

LENDER PARTIES:	WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and a Lender

By:
Philip C. Lauinger III
Senior Vice President

Signature page to 364-Day Credit Agreement

(Helmerich & Payne International Drilling Co.)

BANK OF AMERICA, N.A.
as a Lender

By:
Name:
Title:

Signature page to 364-Day Credit Agreement

(Helmerich & Payne International Drilling Co.)

BANK OF OKLAHOMA, N.A.
as a Lender

By:
Name:
Title:

Signature page to 364-Day Credit Agreement

(Helmerich & Payne International Drilling Co.)

AMEGY BANK NATIONAL ASSOCIATION
as a Lender

By:
Name:
Title:

Signature page to 364-Day Credit Agreement

(Helmerich & Payne International Drilling Co.)

HSBC BANK
as a Lender

By:
Name:
Title:

Signature page to 364-Day Credit Agreement

(Helmerich & Payne International Drilling Co.)

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to Advances shall be determined in accordance with the following Table based on the Parent’s Funded Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2.  Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement.  If the Parent fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees and Advances shall be determined at Level IV and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Parent.   Notwithstanding the foregoing, the Parent shall be deemed to be at Level II described in Table below until delivery of its Financial Statements and corresponding Compliance Certificate for the fiscal quarter ending March 31, 2009.

Applicable		Eurodollar	Base Rate
Margin	Funded Leverage Ratio	Margin	Margin
Level I	Is less than or equal to 10%	2.00%	1.00%
Level II	Is greater than 10% but less than or equal to 25%	2.25%	1.25%
Level III	Is greater than 25% but less than or equal to 40%	2.50%	1.50%
Level IV	Is greater than 40%	2.75%	1.75%

1

SCHEDULE II

Commitments

Lenders	Commitment
Wells Fargo Bank, National Association	$40,000,000
Bank of America, N.A.	$20,000,000
Bank of Oklahoma, N.A.	$20,000,000
Amegy Bank National Association	$20,000,000
HSBC Bank	$5,000,000
TOTAL:	$105,000,000

1

SCHEDULE III

Notice Information

ADMINISTRATIVE AGENT

Wells Fargo Bank, National Association	Address:	1740 Broadway, MAC C7300-034
Denver, CO 80209
	Attn:	David McEvoy, Syndications Specialist
	Telephone:	(303) 863-5938
	Facsimile:	(303) 863-5533

with a copy to:
	Address:	1000 Louisiana, 9th Floor
MAC T5002-090
Houston, Texas 77002
	Attn:	Corbin M. Womac,
Assistant Vice President
& Relationship Manager
	Telephone:	(713) 319-1632
	Facsimile:	(713) 739-1087

Credit Parties

Borrower and Guarantors	Address:	1437 South Boulder Ave.
Tulsa, Oklahoma 74119
	Attn:	Douglas E. Fears,
Executive Vice President and
Chief Financial Officer
Telephone:
Facsimile:

with a copy to:
	Address:	1437 South Boulder Ave.
Tulsa, Oklahoma 74119
	Attn:	Steve Mackey, General Counsel
	Telephone:	918-588-5432
	Facsimile:	918-743-2671